Exhibit 5.1

Herbert Smith Freehills LLP
Exchange House
Primrose Street
London EC2A 2EG
T +44 (0)20 7374 8000
F +44 (0)20 7374 0888
D +44 (0)20 7466 2575
DX28 London Chancery Lane

www.herbertsmithfreehills.com

Our ref
4439/30975910
Your ref

Date
03 November 2017

Atlassian Corporation Plc
1098 Harrison Street
San Francisco, California 94103

By email and by post

Dear Sirs

Atlassian Corporation Plc

1.	INTRODUCTION AND SCOPE

1.1
We have acted as English legal advisers to Atlassian Corporation Plc, a public limited company organised under the laws of England and Wales (the "Company"), in connection with the registration statement on Form S-8 (as amended through the date hereof, the "Registration Statement") filed by the Company with the U.S. Securities and Exchange Commission (the "SEC") under the U.S. Securities Act of 1933 (the "Securities Act") relating to the registration of an aggregate of 11,423,916 Class A Ordinary Shares of US$0.10 nominal value of the Company (the "Shares"). The Shares are issuable under the 2015 Share Incentive Plan (the "2015 SIP").

1.2	We express no opinion as to any law other than English law as applied by English courts and reported and in effect on the date of this opinion.

1.3	This opinion and any obligation arising out of it or in connection with it (including non-contractual obligations) are governed by and shall be construed in accordance with English law.

1.4	This opinion is limited to the matters in paragraph 4 and does not extend, and it is not to be read as extended by implication, to any other matters. No opinion is expressed as to matters of fact.

1.5
By giving this opinion we do not assume any obligation to notify you of changes in law following the date of this opinion which may affect the opinions expressed herein or to otherwise update this opinion in any respect.

1.6	This opinion is not designed to and is not likely to reveal fraud, misrepresentation, bribery or corruption by any person.

2.	DOCUMENTS AND ENQUIRIES

2.1	For the purpose of giving this opinion, we have examined the following documents:

Herbert Smith Freehills LLP and its subsidiaries and Herbert Smith Freehills, an Australian Partnership, are separate member firms of the international legal practice known as Herbert Smith Freehills.

Herbert Smith Freehills LLP is a limited liability partnership registered in England and Wales with registered number OC310989. It is authorised and regulated by the Solicitors' Regulation Authority of England and Wales. A list of the members and their professional qualifications is open to inspection at the registered office, Exchange House, Primrose Street, London EC2A 2EG. We use the word partner of Herbert Smith Freehills LLP to refer to a member of Herbert Smith Freehills LLP, or an employee or consultant with equivalent standing and qualifications.

2.1.1	the Registration Statement;

2.1.2	copies of the following documents:

(A)	the Company's certificate of incorporation;

(B)	the rules of the 2015 SIP;

(C)	the Articles of Association of the Company adopted on 10 December 2015 and amended on 6 December 2016 (the "Articles"); and

(D)
the resolutions of the compensation and leadership development committee of the board of directors of the Company passed at a meeting held on 5 September 2017 whereby it was resolved to authorise certain officers of the Company to prepare and file the Registration Statement and complete and execute any other documents, agreements or instruments on behalf of the Company in respect of the Shares, the resolutions of the Company voted and passed at the annual general meeting on 6 December 2016, the written resolutions of the Company's board of directors passed on 26 August 2016 approving, inter alia, the amendment of the Articles, the written resolutions of the Company's board of directors passed on 29 October 2015 and the resolutions of the Company's board of directors passed at a meeting of the directors held on 4 November 2015 whereby it was resolved, inter alia, to adopt the Articles and authorise the delegation of authority to any one director to issue and allot shares pursuant to the 2015 SIP (the "Corporate Approvals").

2.2	For the purpose of giving this opinion, we have made the following enquiries:

2.2.1
on 3 November 2017, at 10:22am we carried out a search of the public records of the Company held by the Companies House Direct service operated by the Registrar of Companies in England and Wales (the "Company Register Search"); and

2.2.2	on 3 November 2017, at 10:03am we made a telephone enquiry of the Company at the Central Registry of Winding-Up Petitions maintained by the Companies Court (the "Central Registry Search").

2.3
Except as stated above, we have not for the purpose of this opinion examined any agreements, documents or corporate records entered into by or affecting the Company or made any other enquiries concerning the Company.

3.	ASSUMPTIONS
This opinion is based upon the assumption (which may or may not be the case) that:

3.1.1	Authenticity: all documents (including copy documents) examined by us are authentic, complete and accurate and all signatures and seals thereon (if any) are genuine;

3.1.2	Documents up-to-date etc.: all documents (including the constitutional documents) which we have reviewed are and remain up-to-date and have not been terminated or rescinded;

3.1.3	Due execution: each of the signed documents examined by us have been duly executed and, where applicable, delivered on behalf of the Company;

3.1.4
Nominal Value: on each date of the allotment and issue of the Shares (each an "Allotment Date") the Company will comply with all applicable laws to allot and issue the Shares and the Company will receive such amounts as are necessary to fully pay the nominal value of the Shares and any applicable share premium or capitalise profits of the Company or any sum standing to the credit of any reserve of the Company in order to satisfy the nominal value of the Shares and any applicable share premium;

3.1.5	Filings: the information disclosed by the Company Register Search and the Central Registry Search was and remains complete, accurate and up-to-date (and will remain so as at the Allotment Dates);

3.1.6
Authority to Allot: the directors as at the time of the Allotment Date will be duly authorised by the members of the Company, to the extent required by the Companies Act 2006, to allot and issue the Shares;

3.1.7
Pre-emptive rights: the directors as at the time of the Allotment Dates will be duly authorised pursuant to the articles of association of the Company in force at the time of the Allotment Dates, the Companies Act 2006 and any relevant authority given by the members of the Company in a general meeting to allot and issue the Shares on a non pre-emptive basis;

3.1.8	Conditions: any conditions to the authority to allot and issue the Shares pursuant to the Corporate Approvals will be satisfied;

3.1.9
Administration etc.: no step has been taken to wind-up, strike off or dissolve the Company or to place the Company into administration and no receiver has been appointed over or in respect of the assets of the Company, nor has any analogous procedure or step been taken in any jurisdiction, which (in either case) has or have not been revealed by the searches referred to in paragraph 2.2 above;

3.1.10
Overseas insolvency: no foreign main insolvency proceeding has been recognised in Great Britain under the Cross Border Insolvency Regulations 2006 (and it is not possible to conduct a central search in Great Britain in relation to any such proceedings) which would entitle actions in respect of any assets of the Company the subject of those foreign proceedings to be taken in Great Britain;

3.1.11	Resolutions: the Corporate Approvals were validly passed and remain in full force and effect;

3.1.12
Directors: the directors of the Company have acted in good faith and have complied with their duties under all applicable laws in relation to the Corporate Approvals and the transactions contemplated thereby; and

3.1.13
Misconduct, etc.: the Company is not, nor will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render any transaction contemplated under the Corporate Approvals or any associated activity illegal, void or voidable.

4.	OPINION
Based on the documents referred to in paragraph 2 and subject to the assumptions contained in paragraph 3 and to the qualifications contained in paragraph 5 and to any matters not disclosed to us, it is our opinion that the Shares, when issued, delivered and paid for (or credited by the Company as paid for using the Company's profits or reserves) in accordance with the 2015 SIP, will have been duly and validly issued, be fully paid and not be subject to any call for the payment of further capital.

5.	QUALIFICATIONS

5.1	This opinion is subject to the qualifications contained in this section:

5.1.1	Creditors: This opinion is subject to all insolvency and other laws affecting the rights of creditors (whether secured or unsecured) generally.

5.1.2
Searches: The records of the Registrar of Companies and the Central Registry of Winding-Up Petitions may not be complete or up-to-date. In particular, the Central Registry of Winding-Up Petitions may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and at the Central Registry of Winding-Up Petitions are not capable of revealing whether or not a winding-up petition or a petition for the making of an administration order has been presented and, further, notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned.

5.1.3
Company search: A search at Companies House may not reveal whether the Shares or any of them are subject to a charge, encumbrance or other security interest because particulars of such security interests may not be filed at Companies House immediately, there may be a delay in the relevant registration appearing on the file of the Company concerned, not all security interests are registrable, such security interests have not in fact been registered or such security interests have been created by an individual or an entity which is not registered in Great Britain.

6.	CONSENT
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Herbert Smith Freehills LLP
Herbert Smith Freehills LLP

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